                      SECURITIES AND EXCHANGE COMMISSION
                                    FORM 8-K
                                 CURRENT REPORT


                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchanges Act of 1934



                          Date of Report July 7, 1998



                       TELEPORT COMMUNICATIONS GROUP INC.
             (Exact Name of Registrant as specified in its Charter)


Delaware                               0-20913           13-3173139
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(State or Other Jurisdiction of        (Commission   (IRS Employer
Incorporation)                         File Number)  Identification No.)


437 Ridge Road, Executive Building 3, Dayton, New Jersey    08810
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(Address of Principal Executive Offices)                  (Zip Code)



Registrant's Telephone Number, Including Area Code    (732) 392-2000

ITEM 5   OTHER EVENTS

TCG ACQUIRES ASSETS OF KANSAS CITY FIBERNET;
EXPANDS TELECOM SERVICE INTO KANSAS CITY,
THE 28TH LARGEST MAJOR METROPOLITAN MARKET

DAYTON, NJ -- Teleport Communications Group Inc. (NASDAQ/NM: TCGI) announced today that it has acquired the assets, customer base and employees of Kansas City Fiber Network, L.P. (KC FiberNet), a leading competitive local exchange carrier in the Kansas City metropolitan area.

This acquisition recently received regulatory approval from the Missouri Public Service Commission as well as from the Kansas Corporation Commission.

The purchase price of the assets and customer base of KC FiberNet is approximately $55 million in cash. With the additional facilities and customers from KC FiberNet, TCG's national footprint totals 83 major markets.

"We are extremely pleased that the acquisition of the Kansas City facilities will give us an immediate presence in a key business market," said Bob Annunziata, Chairman, President and CEO of TCG. "This acquisition also helps fulfill our strategic goal to be in the top 30 domestic markets."

KC FiberNet, which currently operates a fiber optic network over 600 route miles in Kansas and Missouri, connects to more than 225 on-net buildings.

According to Annunziata, "We are constantly evaluating build versus buy decisions for TCG's networks. This acquisition was a natural choice for TCG since it allows us to quickly enter into a new market. TCG immediately adds more than 225 on-net buildings as well as customers with revenues which are currently EBITDA positive."

Teleport Communications Group is the nation's first and largest Competitive Local Exchange Carrier (CLEC), using both fiber-optic and broadband wireless service to provide information-intensive businesses with an array of advanced local and long distance voice, data, video and Internet services. The Kansas City FiberNet acquisition now brings TCG's operations to 83 major markets. On January 8, 1998, AT&T and TCG agreed to merge in a transaction that at the close of business that day was valued at $11.3 billion. The agreement is subject to state and federal regulatory approval. For more information on TCG, visit the website at www.tcg.com.
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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf of the undersigned, thereunto duly authorized.


                         TELEPORT COMMUNICATIONS GROUP INC.


                                    /s/ Maria Terranova-Evans
Dated: August 4, 1998         By:   _____________________________
                              Name:  Maria Terranova-Evans
                              Title: Vice President and Controller